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                                                                     Exhibit 2.2

                                SECOND AMENDMENT
                                       TO
                           PURCHASE AND SALE AGREEMENT


         Agreement dated as of February 28, 2001, by and between Advanta Corp., a Delaware corporation (the "Company"), and Chase Manhattan Mortgage Corporation, a New Jersey corporation ("Purchaser").

         The parties hereto are parties to a Purchase and Sale Agreement dated as of January 8, 2001, as amended (the "Agreement") and wish to amend the Agreement in the manner hereinafter set forth.

         Now, therefore, the parties hereto, intending to be legally bound, hereby agree to amend the Agreement as follows:

         1. (a) Section 1.05(c)(iii) is hereby amended by amending Section 1.05(c)(iii)(D) to read "(D) the Franchise Premium; less" and the following is hereby added to the end of Section 1.05(c)(iii): "(E) $384,000 as an agreed to adjustment on CMSRs."

                  (b) Section 1.05(l)(i) of the Agreement is hereby amended and restated to read in its entirety as follows:


         "The Buyer shall contract for performance of an ARM Audit with an ARM Audit Vendor pursuant to the terms of an ARM Audit Agreement to be executed by the Company and the Buyer within 30 days after the Closing Date. Such ARM Audit shall be completed no later than 12 months after the Closing Date, unless more time is required by the ARM Audit Vendor to complete the ARM Audit. The Company and Buyer shall cooperate with each other in connection with the negotiation of the ARM Audit Agreement. Buyer shall comply with the provisions of the ARM Audit Agreement and shall provide the Company with full access to the ARM Audit Vendor and the data, findings and work product of the ARM Audit Vendor. Funds in the ARM Holdback Account shall be used by Buyer to fund the ARM Audit and to pay ARM Adjustments, except to the extent any ARM Adjustment is recovered by the servicer under the relevant Servicing Agreement. Buyer shall release funds from the ARM Holdback Account to pay the reasonable fees and expenses of the ARM Audit Vendor in accordance with the provisions of the ARM Audit Agreement."

                  (c) Section 1.05(l)(ii) of the Agreement is hereby deleted from the Agreement.

         2. The definition of ARM Audit Agreement contained in Section 2 of the Agreement is hereby deleted in its entirety and replaced with: "ARM Audit Agreement" shall mean the
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agreement between the Buyer and the ARM Audit Vendor for performance of the ARM
Audit, the terms of which shall be mutually agreeable to the Company and Buyer.

         3.       (a) The definition of "Buyer Managed Litigation" contained in
Section 2 of the Agreement is hereby deleted in its entirety and replaced with, in alphabetical order, the following definition:

                  "Seller Managed Litigation" shall mean the litigation listed on Exhibit 1 to this Amendment.

                  (b) The definition of ARM Holdback contained in Section 2 of the Agreement is hereby amended and restated to read in its entirety as follows:

                  "ARM Holdback" shall mean $4,000,000 to be held by Buyer in accordance with Section 1.05(1)(i) hereof.

         4. Section 6.22 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "SECTION 6.22 Obligation to Seek Reimbursement and/or Indemnification. From and after the Closing Date, Buyer and its Affiliates shall perform the obligations of the servicer or subservicer as set forth in the Servicing Agreements (the "Servicing Obligations"), including, without limitation, the obligation to make servicing and delinquency advances, manage reimbursable litigation, cure documentation deficiencies and manage borrowers' defaults. Obligations which relate to the period prior to the Closing Date shall be performed to the extent required of the current servicer or current subservicer under the provisions of the applicable Servicing Agreements; provided, however, that neither Buyer nor its Affiliates assumes any liability for acts or omissions or alleged acts or omissions of the Company or its Affiliates on or prior to the Closing Date. In performing its obligations as servicer or subservicer under the Servicing Agreements, Buyer and its Affiliates will seek full recovery (including reimbursement for costs and expenses under the provisions of the applicable Servicing Agreements and indemnification in favor of servicer or subservicer for claims relating to servicing under the provisions of the applicable Servicing Agreements) as servicer or subservicer (including, where applicable, on behalf of the Company and the Selling Subsidiaries) to the extent reasonably permissible under the terms of the applicable Servicing Agreements. For the purpose of determining such obligations of Buyer and its Affiliates to perform the obligations of the servicer and to seek recovery, the obligations of the servicer and the recoverability with respect to loans owned by Buyer or its Affiliates as of the Closing Date (including Owned Loans and Off-Balance Sheet Loans) shall be determined pursuant to the applicable Servicing Agreements for mortgage loans owned by Buyer or its Affiliates as in effect immediately prior to the Closing Date. In the event that recovery is not reasonably permissible under the terms of the Servicing Agreements with respect to litigation, (the "Non-reimbursable Litigation"), Buyer and its Affiliates shall have met the Litigation Threshold (as such term is defined in Section 10.03(c)) prior to seeking recovery against the Company under the terms of this Agreement."

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         5. Section 10.03 of the Agreement is hereby amended and restated to read in its entirety as follows:

         "SECTION 10.03 Litigation Management.

                  (a) Neither Buyer nor any of its Affiliates have assumed from the Company or any Selling Subsidiary any liability for any litigation arising before or after the Closing Date and relating to events occurring prior to the Closing Date with the exception of Assumed Litigation.

                  (b) The Company shall manage the Seller Managed Litigation and the defense and ultimate resolution of any litigation which is not Assumed Litigation or not covered under the Servicing Obligations. The Company shall not, without Buyer's prior written consent (which consent shall not be unreasonably withheld or delayed), compromise any claim or consent to entry of any judgment with respect to any Company managed litigation which would (i) require Buyer or any of its Affiliates to take any action or refrain from taking any action (including payment of money or the taking of any action that would result in the diminution of the value of any Asset) (it being understood and agreed that this clause (i) shall not apply if the action to be taken involves solely the payment of monetary damages or other amounts for which the Company shall be responsible); (ii) impose an injunction or other equitable relief upon Buyer or any of its Affiliates; or (iii) affirmatively admit any wrongdoing on the part of Buyer or any of its Affiliates unless the Company obtains for Buyer or any of its Affiliates, as an unconditional term of such settlement or compromise, the release by the claimant or plaintiff of Buyer or any of its Affiliates from all liability with respect thereto. In connection with any such settlement, compromise or consent, Company agrees to request an agreement from the adverse party or parties not to disclose the terms thereof. Buyer agrees to take all steps reasonably necessary in connection with such settlement or compromise.

                  (c) To the extent Buyer seeks full recovery to the extent reasonably permissible under the terms of the applicable Servicing Agreements, and does not receive recovery, Buyer will incur the first $1,000,000 of expenses in connection with Non-reimbursable Litigation (the "Litigation Threshold").

                  (d) The Company and Buyer shall enter into one or more joint defense agreements or other arrangements as necessary or appropriate to protect the attorney-client privilege as it applies to the Assumed Litigation, litigation managed under the Servicing Obligations, and any litigation arising out of the conduct of the Business by the Company or the Selling Subsidiaries on or prior to Closing. Nothing contained in this Agreement shall require Company, Buyer, or their respective Affiliates to waive the attorney-client privilege, provided that the Company and Buyer shall, and shall cause their respective Affiliates to use commercially reasonable best efforts to comply with the provisions of this Agreement in a manner that does not waive such privilege."

         6. The reference to a "Litigation Management Agreement" is removed from the definition of "Ancillary Agreements".

         7. Annex B to Schedule 2 is deleted.

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         8. Exhibit L to the Agreement is intentionally omitted.

         IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

                                   ADVANTA CORP.



                                   By:   /s/ Philip M. Browne
                                      -----------------------------------
                                            Philip M. Browne
                                            Chief Financial Officer


                                   CHASE MANHATTAN MORTGAGE CORPORATION


                                   By:   /s/ Luke Hayden
                                      -----------------------------------
                                            Luke Hayden
                                            Executive Vice President

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The schedule of Seller Managed Litigation attached to this Second Amendment has been omitted from filing herewith. Copies of such schedule shall be furnished to the Securities and Exchange Commission upon request.


Also omitted from filing herewith is an amendment, dated January 18, 2001, to the Purchase and Sale Agreement which amended only Schedule 8.02(k) thereto. Copies of that amendment and the schedule shall be furnished to the Securities and Exchange Commission upon request.

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